Federal Signal Q4 2019 Earnings Call February 27, 2020 Jennifer Sherman, President & Chief Executive Officer Ian Hudson, SVP, Chief Financial Officer

Safe Harbor This presentation contains unaudited financial information and various forward-looking statements as of the date hereof and we undertake no obligation to update these forward- looking statements regardless of new developments or otherwise. Statements in this presentation that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions, product and price competition, supply chain disruptions, availability and pricing of raw materials, risks associated with acquisitions such as integration of operations and achieving anticipated revenue and cost benefits, foreign currency exchange rate changes, interest rate changes, increased legal expenses and litigation results, legal and regulatory developments and other risks and uncertainties described in filings with the Securities and Exchange Commission (SEC). This presentation also contains references to certain non-GAAP financial information. Such items are reconciled herein, in our earnings news release provided as of the date of this presentation or in other investor materials filed with the SEC. 2

A History of Outstanding Performance Over the last several years, Federal Signal has successfully navigated a series of macro-economic challenges and delivered outstanding financial performance Net Sales Adjusted Earnings per Share* (US$ millions) (US$ / share) 2016-2019 CAGR: 20% 2016-2019 CAGR: 39% 1221 1090 228 899 226 708 206 $1.79 217 993 $1.41 864 693 $0.83 491 $0.67 2016 2017 2018 2019 2016 2017 2018 2019 ESG SSG Total *Adjusted earnings per share is a non-GAAP measure. See Appendix for additional information, including reconciliation to GAAP measures. 3

2019 in Review • Outstanding year in which our businesses reported record annual revenues and earnings . Net sales up 12% . Adjusted EBITDA up 21%, with EBITDA margin of 15.7% • Margin up 110 bps from 2018; towards high end of target range . 27% improvement in Adjusted EPS vs. prior record, set last year • Completed acquisition of Mark Rite Lines Equipment Company in July 2019 . Acquisition immediately accretive, adding ~$0.03 to EPS in 2019 • Refinanced our credit facility in July 2019, providing additional flexibility to fund organic growth, M&A and cash returns to shareholders going forward 4

CEO Remarks • Q4 orders and backlog at record levels; strategic initiatives gaining traction • ESG’s aftermarket revenues grew 13% year-over-year; platform provides growth opportunity for acquisitions • Ongoing momentum on “safe-digging“ initiative driving increased demand • Streator expansion will add capacity, expand new product development (“NPD”) testing area and facilitate further application of flexible manufacturing model • Initiatives to improve digital customer experience underway • SSG’s 190 bp increase in EBITDA margin largely achieved by application of ETI, despite temporary shortage of police vehicles in U.S. in 2019 • Unrelenting commitment to NPD; introducing products that customers value in terms of operational efficiency, safety and environmental benefits • Over time, targeting high-single digit revenue CAGR, from combination of organic growth and M&A, while operating within target EBITDA margin ranges and generating strong cash flow 5

Full-Year Financial Highlights * • Net sales of $1.22 B, up $132 M, or 12% • Operating income of $147.1 M, up $25.6 M, or 21% • Adjusted EBITDA of $191.3 M, up $32.7 M, or 21% • ESG up $32.7 M, or 22% • SSG up $4.9 M, or 13% • Adjusted EBITDA margin of 15.7%, compared to 14.6% • GAAP EPS of $1.76, up $0.23, or 15% • Adjusted EPS of $1.79, up $0.38, or 27% • Orders of $1.27 B, up $96 M, or 8% * Comparisons versus full year 2018 6

Q4 Highlights * • Net sales of $314 M, up $35 M, or 13% • Operating income of $36.4 M, up $3.0 M, or 9% • Adjusted EBITDA of $48.5 M, up $5.9 M, or 14% • Adjusted EBITDA margin of 15.4%, compared to 15.2% • GAAP EPS of $0.48, compared to $0.53 • Prior year included $8.6 M benefit associated with tax planning strategy • Adjusted EPS of $0.48, up $0.10, or 26% • Record orders of $333 M, up $35 M, or 12% • Record backlog of $387 M, up $49 M, or 15% * Comparisons versus Q4 of 2018 7

Group and Corporate Results $ millions, except % Q4 2019 Q4 2018 % Change ESG Orders $ 270.9 $ 239.6 13% Sales 252.2 217.3 16% Operating income 33.0 26.9 23% Operating margin 13.1% 12.4% Adjusted EBITDA 43.8 35.3 24% Adjusted EBITDA margin 17.4% 16.2% SSG Orders 62.3 58.2 7% Sales 62.2 62.1 0% Operating income 11.8 11.8 0% Operating margin 19.0% 19.0% Adjusted EBITDA 12.6 12.5 1% Adjusted EBITDA margin 20.3% 20.1% Corporate expenses 8.4 5.3 58% Consolidated Orders 333.2 297.8 12% Sales 314.4 279.4 13% Operating income 36.4 33.4 9% Operating margin 11.6% 12.0% Adjusted EBITDA 48.5 42.6 14% Adjusted EBITDA margin 15.4% 15.2% 8

Income from Continuing Operations $ millions, except % and per share Q4 2019 Q4 2018 $ Change % Change Net sales $ 314.4 $ 279.4 $ 35.0 13% Gross profit 81.5 72.0 9.5 13% SEG&A expenses 44.5 38.4 6.1 16% Acquisition and integration related expenses 0.6 0.2 0.4 NM Operating income 36.4 33.4 3.0 9% Interest expense 1.8 2.1 (0.3) -14% Other expense, net 0.1 0.1 - NM Income tax expense (benefit) 4.8 (1.0) 5.8 NM Income from continuing operations 29.7 32.2 (2.5) -8% Diluted earnings per share from continuing operations $ 0.48 $ 0.53 $ (0.05) -9% Diluted adjusted earnings per share from continuing operations $ 0.48 $ 0.38 $ 0.10 26% Gross Margin 25.9% 25.8% SEG&A expenses as a % of net sales 14.2% 13.7% Effective tax rate 13.9% -3.2% 9

Adjusted Earnings per Share

($ in millions)	Three Months December 31, 2019	Three Months December 31, 2018	Twelve Months Ended December 31, 2019	Twelve Months Ended December 31, 2018
Income from continuing operations	$ 29.7	$ 32.2	$ 108.4	$ 93.7
Add:				
Income tax expense (benefit)	4.8	(1.0)	30.2	17.9
Income before income taxes	34.5	31.2	138.6	111.6
Add:				
Acquisition and integration-related expenses	0.6	0.2	2.5	1.5
Purchase accounting effects (1)	0.3	0.1	0.8	1.2
Hearing loss settlement charges	-	-	-	0.4
Adjusted income before income taxes	35.4	31.5	141.9	114.7
Adjusted income tax expense (2) (3)	(5.9)	(7.7)	(31.8)	(27.2)
Adjusted net income	$ 29.5	$ 23.8	$ 110.1	$ 87.5
Less:				
Deferred gain recognition, net of income tax expense (4)	-	(0.4)	-	(1.5)
Adjusted net income, as revised	$ 29.5	$ 23.4	$ 110.1	$ 86.0
Diluted EPS	$ 0.48	$ 0.53	$ 1.76	$ 1.53
Adjusted diluted EPS	$ 0.48	$ 0.39	$ 1.79	$ 1.43
Adjusted diluted EPS, as revised	$ 0.48	$ 0.38	$ 1.79	$ 1.41

(1) Purchase accounting effects relate to adjustments to exclude the step-up in the valuation of equipment acquired in connection with recent acquisitions that was sold subsequent to the acquisition dates in the three and twelve months ended December 31, 2019 and 2018, as well as to exclude the depreciation of the step-up in the valuation of the rental fleet acquired in the JJE transaction.

(2) Adjusted income tax expense for the three and twelve months ended December 31, 2019 excludes an $0.8 million benefit from changes in state deferred tax valuation allowances. Adjusted income tax expense for the three and twelve months ended December 31, 2019 also excludes the tax effects of acquisition and integration-related expenses and purchase accounting effects, where applicable.

(3) Adjusted income tax expense for the three and twelve months ended December 31, 2018 excludes an $8.6 million net tax benefit associated with tax planning strategies. Adjusted income tax expense for the three and twelve months ended December 31, 2018 also excludes the tax effects of acquisition and integration-related expenses, purchase accounting effects and hearing loss settlement charges, where applicable.

(4) Previously-issued non-GAAP results for 2018 have been adjusted to exclude the recognition of a deferred gain, which no longer occurs in 2019 following the adoption of the new lease accounting standard. See Appendix for further discussion.

FEDERAL SIGNAL

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Financial Strength and Flexibility * • ~$45 M of operating cash flow, more than double ~$21 M last year . Full-year cash from operations of ~$103 M, up 11%, from prior year • Paid down ~$30 M of debt and continued to fund ongoing facility expansion projects in Q4 • $221 M of debt outstanding; $32 M of cash • Credit facility availability of $269 M . Option to increase that by additional $250 M for acquisitions • Paid $4.8 M for dividends; recently declared $0.08 per share dividend for Q1 2020 . Dividends paid in full-year 2019 totaled $19.3 M * Dollar amounts as of, or for the quarter ending 12/31/2019, unless otherwise noted 11

2020 Outlook Inputs ▲ Strong backlog, particularly for sewer cleaners and “safe-digging” trucks, providing good visibility into first half of 2020 ▲ Continued momentum with expansion of “safe-digging” technology into new end-markets ▲ Expect to start seeing benefits from Vactor capacity expansion in 2H 2020 ▲ Municipal markets continue to be steady overall, with strong demand for sewer cleaners ▲ Amount of used equipment in end markets continues to be at “normal” levels ▲ Ongoing focus on Eighty-Twenty Initiatives (“ETI”) to drive operational improvements ▲ Full-year of MRL activity, compared with six months in 2019 ▲ Acquisitions remain on track to deliver on previously-announced accretion estimates ▲ Active M&A pipeline ▲ Strong financial position, further enhanced by debt refinancing in July 2019 ▲ Continued focus on new product development; number of product launches scheduled ► Rental utilization for major product lines continues to exceed targets; some normalization noted in last two months vs. unusually high prior-year comparisons ▼ Normalization of tax rate in 2020 (to expected range of 25-26%) represents year-over-year EPS headwind of up to $0.09 ▼ Uncertainty relating to impact of Coronavirus ▼ General global economic uncertainty 12

2020 Outlook

Adjusted EPS* ranging from $1.84 to $1.94

Represents increase of 3% to 8% over record 2019*, despite EPS headwind of up to $0.09 from normalization of tax rate in 2020

Key Assumptions

- Revenue growth and double-digit improvement in pre-tax earnings
- Depreciation and amortization expense to increase by ~$5 M to $7 M
- Capital expenditures of $30 M to $35 M:
  - *Cap ex related to ongoing plant expansions of up to $15 M*
  - *Other cap ex of $15 M to $20 M*
- Interest expense of ~3.5%
- Effective income tax rate of ~25%-26%, up from 22.4% in 2019 (excluding special tax items)
- ~62 M weighted average shares outstanding
- Year-over-year earnings improvement expected in Q1, although seasonal effects typically result in Q1 earnings being lower than subsequent quarters
  - *Expect Q1 2020 earnings to represent similar % of full-year earnings as in 2019*

* Adjusted earnings per share ("EPS") is a non-GAAP measure, which includes certain adjustments to reported GAAP income from continuing operations and diluted EPS. In 2019, we made adjustments to exclude the impact of acquisition and integration-related expenses, purchase accounting effects and special tax items, where applicable. We have also previously made adjustments to GAAP income from continuing operations and diluted EPS for hearing loss and pension settlement charges. Should any similar items occur in 2020, we would expect to exclude them from the determination of adjusted EPS. However, because of the underlying uncertainty in quantifying amounts which may not yet be known, a reconciliation of our Adjusted EPS outlook to the most applicable GAAP measure is excluded based on the unreasonable efforts exception in Item 10(e)(1)(i)(B).

FEDERAL SIGNAL

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Federal Signal Q4 2019 Earnings Call Q&A February 27, 2020 Jennifer Sherman, President & Chief Executive Officer Ian Hudson, SVP, Chief Financial Officer 14

Investor Information Stock Ticker - NYSE:FSS Company website: federalsignal.com/investors HEADQUARTERS 1415 West 22nd Street, Suite 1100 Oak Brook, IL 60523 INVESTOR RELATIONS CONTACTS 630-954-2000 Ian Hudson Svetlana Vinokur SVP, Chief Financial Officer VP, Treasurer and Corporate Development IHudson@federalsignal.com SVinokur@federalsignal.com 15

Federal Signal Q4 2019 Earnings Call Appendix 16

Consolidated Adjusted EBITDA $ millions, except % Q4 2019 Q4 2018 Income from continuing operations $ 29.7 $ 32.2 Add: Interest expense 1.8 2.1 Acquisition and integration-related expenses 0.6 0.2 Purchase accounting effects * 0.1 - Other expense, net 0.1 0.1 Income tax expense (benefit) 4.8 (1.0) Depreciation and amortization 11.4 9.4 Consolidated adjusted EBITDA $ 48.5 $ 43.0 Less: Deferred gain recognition - (0.4) Consolidated adjusted EBITDA, as revised $ 48.5 $ 42.6 Net Sales $ 314.4 $ 279.4 Consolidated adjusted EBITDA margin 15.4% 15.4% Consolidated adjusted EBITDA margin, as revised 15.4% 15.2% * Excludes purchase accounting expense effects included within depreciation and amortization of $0.2 million and $0.1 million for the three months ended December 31, 2019 and 2018, respectively 17

Segment Adjusted EBITDA ESG $ millions, except % Q4 2019 Q4 2018 Operating Income $ 33.0 $ 26.9 Add: Acquisition and integration-related expenses 0.1 0.1 Purchase accounting effects * 0.1 - Depreciation and amortization 10.6 8.5 Adjusted EBITDA $ 43.8 $ 35.5 Less: Deferred gain recognition - (0.2) Adjusted EBITDA, as revised $ 43.8 $ 35.3 Net Sales $ 252.2 $ 217.3 Adjusted EBITDA margin 17.4% 16.3% Adjusted EBITDA margin, as revised 17.4% 16.2% * Excludes purchase accounting expense effects included within depreciation and amortization of $0.2 million and $0.1 million for the three months ended December 31, 2019 and 2018, respectively SSG $ millions, except % Q4 2019 Q4 2018 Operating Income $ 11.8 $ 11.8 Add: Depreciation and amortization 0.8 0.9 Adjusted EBITDA $ 12.6 $ 12.7 Less: Deferred gain recognition - (0.2) Adjusted EBITDA, as revised $ 12.6 $ 12.5 Net Sales $ 62.2 $ 62.1 Adjusted EBITDA margin 20.3% 20.5% Adjusted EBITDA margin, as revised 20.3% 20.1% 18

Non-GAAP Measures • Impact of New Lease Accounting Standard on Non-GAAP measures - Effective January 1, 2019, the Company adopted the new lease accounting standard, which resulted in a change to the Company’s recognition of the deferred gain associated with historical sale lease-back transactions. Prior to 2019, approximately $1.9 M of the deferred gain had been recognized each year since 2008, of which approximately $1.1 M and $0.8 M had been recognized within ESG and SSG, respectively. Effective in 2019, the Company no longer recognizes any portion of the gain through the Consolidated Statement of Operations, and recognized the remaining deferred gain balance, net of the related deferred tax asset, as a cumulative effect adjustment to opening retained earnings. To facilitate comparisons with prior periods, we have revised our previously-issued non-GAAP results to exclude the recognition of this deferred gain. • Adjusted income from continuing operations and earnings per share (“EPS”) - The Company believes that modifying its 2019 and 2018 income from continuing operations and diluted EPS provides additional measures which are representative of the Company’s underlying performance and improves the comparability of results between reporting periods. During the three and twelve months ended December 31, 2019 and 2018, adjustments were made to reported GAAP income from continuing operations and diluted EPS to exclude the impact of acquisition and integration-related expenses, purchase accounting effects, hearing loss settlement charges and special tax items, where applicable. • Adjusted EBITDA and adjusted EBITDA margin - The Company uses adjusted EBITDA and the ratio of adjusted EBITDA to net sales ("adjusted EBITDA margin"), at both the consolidated and segment level, as additional measures which are representative of its underlying performance and to improve the comparability of results across reporting periods. We believe that investors use versions of these metrics in a similar manner. For these reasons, the Company believes that adjusted EBITDA and adjusted EBITDA margin, at both the consolidated and segment level, are meaningful metrics to investors in evaluating the Company’s underlying financial performance. • Consolidated adjusted EBITDA is a non-GAAP measure that represents the total of income from continuing operations, interest expense, hearing loss settlement charges, acquisition and integration-related expenses, purchase accounting effects, other income/expense, income tax expense, and depreciation and amortization expense. Consolidated adjusted EBITDA margin is a non- GAAP measure that represents the total of income from continuing operations, interest expense, hearing loss settlement charges, acquisition and integration-related expenses, purchase accounting effects, other income/expense, income tax expense, and depreciation and amortization expense divided by net sales for the applicable period(s). • Segment adjusted EBITDA is a non-GAAP measure that represents the total of segment operating income, acquisition and integration- related expenses, purchase accounting effects and depreciation and amortization expense, as applicable. Segment adjusted EBITDA margin is a non-GAAP measure that represents the total of segment operating income, acquisition and integration-related expenses, purchase accounting effects and depreciation and amortization expense, as applicable, divided by net sales for the applicable period(s). Segment operating income includes all revenues, costs and expenses directly related to the segment involved. In determining segment income, neither corporate nor interest expenses are included. Segment depreciation and amortization expense relates to those assets, both tangible and intangible, that are utilized by the respective segment. Other companies may use different methods to calculate adjusted EBITDA and adjusted EBITDA margin. 19